Exhibit 10.8

PRIVATE & CONFIDENTIAL

WITHOUT PREJUDICE

October 13, 2006

Mr. Don Amos
1742 The Loft
Mississauga, Ontario
L5L 3H5

Dear Don:

Re: Employment with Magna Entertainment Corp. ("MEC")

Further to the October 12, 2006 letter from your counsel, this letter confirms the agreed upon terms which your employment with MEC will conclude as follows:

  1.
  You will retire from your employment with MEC effective October 6, 2006.

  2.
  MEC will pay you a retiring allowance of U.S. $709,600 representing one year's base salary and annual bonus. This amount will be subject to statutory deductions and any outstanding advances, and will be forwarded to you by November 3, 2006.

  3.
  MEC will maintain your current benefits, except Short and Long Term Disability Benefits, until October 6, 2007. You will be eligible to participate in MEC's retiree benefit plan after that date. Your Short and Long Term Disability Benefits will be maintained until December 5, 2006. However, you do have the right within thirty-one (31) days after the termination of your benefits to exercise your option to convert your group life insurance to an individual policy. If you wish to exercise this option, please contact Mr. Stephen J. O'Neill of SunLife (416-493-9560).

  4.
  You will further be paid your MEC vested shares under the 2005 Performance Share Unit Award Agreement between yourself and MEC in accordance with the terms of this agreement. Subject to the approval of the Compensation Committee of MEC's Board of Directors, the 2006 Performance Share Unit Award Agreement shall be cancelled and the deferred amount of your prorated 2006 Annual Bonus (U.S. $134,615.38) shall be paid to you in a lump sum, less statutory deductions. MEC executive management will put this matter before the Compensation Committee at its next meeting, currently scheduled for November 1, 2006, with a strong recommendation for approval. Upon approval, payment of the deferred bonus will be made by November 17, 2006.

  5.
  Your stock options will be governed by the terms of the stock option agreements you have entered into with MEC and Magna International Inc. respectively. For purposes of clarity, the terms of these agreements provide that a retiree may exercise his options within three (3) years of his retirement date.

  6.
  MEC will pay for your income tax return preparation for the years 2006 and 2007 utilizing the professionals which you have utilized in the past.

  7.
  MEC will allow you to retain your company issued laptop computer, Blackberry and fax machine.

  8.
  MEC will pay $5,000 to the firm of Grosman, Grosman & Gale LLP as contribution for your legal expenses.

By signing this letter and in consideration of the payments described above, you agree:

  i)
  to release MEC, its subsidiaries, associates and affiliates and their respective shareholders, directors, officers, employees and agents, and their respective successors and assigns of all such persons and corporations (collectively described in this paragraph as "MEC") of and from all liabilities, damages, actions, causes of action, claims, including any claims under the Ontario Employment Standards Act for severance pay and termination pay, and demands, costs or expenses including lawyers' fees, agreements, provisions and covenants, of any nature or any kind now accrued or which may hereafter accrue, arising out of any employment relationship with MEC and the cessation thereof, including without limitation the termination of any employment contract either written or oral, between you and MEC;

  ii)
  to acknowledge that the payments described above satisfy all entitlements you may have under the Ontario Employment Standards Act, including severance pay, termination pay and vacation pay;

  iii)
  to acknowledge that the payments provided for in this letter shall in no way be deemed to be an admission of any liability or obligation on the part of MEC and constitute total satisfaction of all monies that are owed or may be owing to you;

  iv)
  that the release contained in this paragraph shall be binding on your heirs, executors, administrators, personal representatives and assigns;

  v)
  not to make any claim or to commence or maintain any action or proceeding against any other person or corporation who might claim contribution, indemnity or relief over from MEC;

  vi)
  to keep the terms and conditions of this letter confidential between you and MEC;

  vii)
  at any time hereafter, not to disclose in any way whatsoever any information concerning the business and affairs of MEC and its customers and suppliers, including its trade secrets and confidential or proprietary information, to which you have been exposed during the term of your employment with MEC nor to take any action at any time to discredit or damage the goodwill or reputation of MEC;

  viii)
  to agree to co-operate in effecting an orderly transition of all corporate governance matters regarding your retirement, including signing all necessary documents to effect your resignation from all current offices you hold with MEC and its subsidiaries; and

  ix)
  to return any keys, identification cards, company credit cards, business material or other items or documents, if any, belonging to MEC.

Your Record of Employment, as well as payment of four (4) weeks' vacation pay, as well as any outstanding wages and prorated bonus, will be forwarded to you by October 20, 2006. Please submit a final expense report for any business expenses to which you may be entitled to reimbursement on or before November 20, 2006. I would ask that you contact Andrew Staniusz (telephone 905.726.7078) to arrange a time for you to attend the office to retrieve your personal effects.

We ask that you review the contents of this letter carefully. You may wish to discuss the contents of this letter with your lawyer prior to signing it.

If you are in agreement with the terms of your severance package as set out in this letter, please sign and date four (4) copies of this letter and courier out two (2) copies to Andrew Staniusz by close of business day today. I would ask, as well, that a copy of this agreement signed by you be faxed to Andrew Staniusz (fax 905.726.7295) by close of business day today. Please be advised that the terms of this letter are open for acceptance until 5:00 p.m. on October 13, 2006 following which time if not accepted by you, it will be considered to be revoked.

We thank you for your contribution to MEC and wish you a happy retirement.

Yours very truly,

/s/Donald Mills

Dennis Mills
Vice Chairman

        I, Don Amos, have read over, understand and hereby agree to the terms and conditions as set out in this letter regarding the conclusion of my employment with Magna Entertainment Corp.

Date	Don Amos